Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Scott Mereness, President
Phone: (574) 535-1125
E Mail: drew@drewindustries.com

DREW INDUSTRIES NAMES BRIAN HALL CHIEF FINANCIAL OFFICER

Elkhart, Indiana - November 17, 2016 - Drew Industries Incorporated (NYSE: DW), a supplier of components for the leading original equipment manufacturers of recreational vehicles and adjacent industries, and the related aftermarkets of those industries, today announced that it has named Brian Hall as Chief Financial Officer, effective immediately. Mr. Hall has served as the Company’s interim CFO since September 26, 2016, replacing David M. Smith.

“We are pleased that Brian has agreed to become our new CFO,” said Jason Lippert, Chief Executive Officer of Drew Industries. “His several years of experience in the RV industry, combined with the leadership and technical skills he has demonstrated since joining our Company and through this recent transition period, make him the ideal person to lead our financial team for the continued execution of our business strategies. Our executive management team and Board of Directors look forward to continuing to work with Brian in his new role.”

Mr. Hall, age 41, joined the Company in March 2013, and has served as Corporate Controller since June 2013, and interim Chief Financial Officer since September 2016. Prior to joining the Company, he spent more than 16 years in public accounting, most recently as a Senior Manager at Crowe Horwath LLP, where he worked with several public company clients in the RV industry. Mr. Hall is a graduate of Indiana University, with a bachelor's degree in Accounting, and is a Certified Public Accountant.

About Drew Industries

From 46 manufacturing and distribution facilities located throughout the United States and in Canada and Italy, Drew Industries, through its wholly-owned subsidiary, Lippert Components®, supplies a broad array of components for the leading original equipment manufacturers of recreational vehicles and adjacent industries including buses; trailers used to haul boats, livestock, equipment and other cargo; pontoon boats; manufactured homes; modular housing; and factory-built mobile office units. The Company also supplies components to the related aftermarkets of these industries, primarily by selling to retail dealers, wholesale distributors and service centers. Drew’s products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen and other products; vinyl, aluminum and frameless windows; manual, electric and hydraulic stabilizer and leveling systems; furniture and mattresses; entry, luggage, patio and ramp doors; electric and manual entry steps; awnings and awning accessories; electronic components; appliances; LED televisions and sound systems; navigation systems; wireless backup cameras; and other accessories. Additional information about Drew and its products can be found at www.drewindustries.com.

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